CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement on Form S-3 of 360(degree) Communications Company of our report dated February 9, 1996, on our audit of the financial statements of Orlando SMSA Limited Partnership as of and for the year ended December 31, 1995, which report is not included separately in the 360(degree) Communications Company Annual Report on Form 10-K for the year ended December 31, 1995 as amended and supplemented by Form 10-K/A dated April 15, 1996, incorporated by reference in this Form S-3. We also consent to the reference to our firm under the caption "Experts."





Coopers & Lybrand L.L.P.

Atlanta, Georgia
February 3, 1997
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